                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Edison Brothers Stores, Inc.
           ---------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


           ---------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
        or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:


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   2)  Aggregate number of securities to which transaction applies:



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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)


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   4)  Proposed maximum aggregate value of transaction:



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   5)  Total fee paid:



    / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:



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
                         EDISON BROTHERS STORES, INC.
                               EXECUTIVE OFFICES
                              501 NORTH BROADWAY
                                P.O. BOX 14020
                           ST. LOUIS, MISSOURI 63178

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

            To the Holders of Common Stock of
            EDISON BROTHERS STORES, INC.

                Notice is hereby given that the annual meeting of
            the stockholders of Edison Brothers Stores, Inc. will be held at The Hilton-St. Louis Airport, 10330 Natural Bridge Road, St. Louis, Missouri, on the 12th day of June, 1996, at 11 o'clock A.M. for the following purposes:

                (1) To elect ten directors; and

                (2) To transact such other business as may properly
                    come before the meeting or any adjournments thereof.

                The Board of Directors has set the close of
            business on April 17, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting.

                Your attention is directed to the Proxy Statement
            which appears on the following pages.

                               By Order of the Board of Directors

                                                      ALAN A. SACHS

                                                        Secretary

            May 2, 1996
            St. Louis, Missouri

            IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON,
            PLEASE SIGN, DATE AND RETURN PROMPTLY THE PROXY
            ENCLOSED HEREWITH. A POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                         EDISON BROTHERS STORES, INC.
                               EXECUTIVE OFFICES
                              501 NORTH BROADWAY
                                P.O. BOX 14020
                           ST. LOUIS, MISSOURI 63178

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                                PROXY STATEMENT

    The enclosed proxy is solicited on behalf of the Board of Directors of the Corporation. A stockholder giving a proxy may revoke it by written communication delivered to the Secretary of the Corporation at any time before the proxy is exercised. All proxies not so revoked will be voted as instructed therein. In addition to solicitations by mail, officers and other employees of the Corporation may, in a limited number of instances, solicit proxies in person or by telephone, at no additional compensation. When appropriate, banks, brokerage firms and other fiduciaries holding shares of record are requested to forward proxy material to the beneficial owners of such shares for the purpose of obtaining authorization for the execution of proxies. All costs of solicitation of proxies, including reimbursement to such fiduciaries for their reasonable expenses incurred therefor, will be borne by the Corporation. This Proxy Statement and accompanying materials are first being mailed to stockholders on May 2, 1996.

    The total number of outstanding shares of common stock entitled to vote at the annual meeting is 22,201,778. Stockholders are entitled to one vote for each share of common stock held. Only holders of record of common stock at the close of business on April 17, 1996 are entitled to vote at the annual meeting or any adjournments thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. (A broker non-vote occurs when shares held in the name of a broker or other nominee are voted on some matters but not others because, as to the latter, the nominee does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner.) Since directors will be elected by a plurality of the votes cast at the meeting, any shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the results of the election.

    Other than as set forth in the Notice of Meeting, the Corporation is unaware of any matter to be presented to the stockholders for action at the annual meeting. If any other matters do come before the meeting, the proxies solicited hereby will be exercised in accordance with the discretion of the persons named therein.

                             ELECTION OF DIRECTORS

    A board consisting of ten directors is to be elected, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. Set forth below are the names of the nominees and certain biographical information. It is the intention of the persons appointed as proxies in the enclosed form of proxy to vote such proxy for the election as directors of the nominees hereinafter named, unless authority to do so is withheld. In the event a nominee named below is unable to stand for election because of some unexpected occurrence, the persons appointed as proxies in the enclosed form of proxy will vote such proxy for such substitute nominee(s), if any, as may be designated by the Board of Directors.

    BART A. BROWN, JR., age 64, is not currently a director of the Corporation. He is a consultant to Investcorp International, Inc., an international investment banking firm. From August 1995 to April 1996, he was Chairman of the Board and Chief Executive Officer of Color Tile, Inc., a retailer of specialty flooring and wall covering. Since June 1994, he has been Chairman of the Board of Spreckels Industries, Inc., a manufacturing and processing company, serving as its Chief Executive Officer from June 1994 to May 1995. From June 1990 to August 1995, he was Chairman of the Board of The Circle K Corporation, an operator and licensor of convenience stores, serving also as its Chief Executive Officer from June 1991 through July 1993. He was Senior Partner of the law firm of Keating, Muething and Klekamp, Cincinnati, Ohio, from 1987 to 1990. Mr. Brown is a director of Spreckels Industries, Inc., The Circle K Corporation, Barry's Jewelers, Inc. and FirstCity Financial Corp.

    DAVID B. COOPER, JR., age 40, has been a director since 1995. He is Executive Vice President and Chief Financial Officer of the Corporation. From 1993 to April 1994, he was Executive Vice President and Chief Financial Officer of Del Monte Fresh Produce Company. From 1987 to 1993, he served as Vice President and Treasurer of Dole Food Company, Inc.

    JULIAN I. EDISON, age 66, has been a director since 1965. He was Chairman of the Corporation from 1974 to 1987.

    PETER A. EDISON, age 40, has been a director since 1990. He is Senior Executive Vice President and Director of Corporate Development of the Corporation. He also is President of the Corporation's Big & Tall men's apparel division, having previously served as General Manager of the Corporation's Repp Ltd. men's apparel chain from August 1991 to March 1994. He is a director of Dave & Buster's, Inc.

    JANE EVANS, age 51, has been a director since 1990. She is President and Chief Operating Officer of Smart TV. From March 1991 to March 1995, she was Vice President and General Manager, Home and Personal Services, of U.S. West Communications, Inc. From 1989 through March 1991, she served as President and Chief Executive Officer of InterPacific Retail Group. From 1987 to 1989, she was a General Partner of Montgomery Securities. She is a director of Philip Morris Companies Inc., Georgia-Pacific Corporation, Kaufman and Broad Home Corporation, and Banc One-Arizona, N.A.

    RICHARD C. MARCUS, age 57, is not currently a director of the Corporation. He is a principal of InterSolve Group, a management services firm he co-founded in 1991. He has been a director since September 1994 of the Plaid Clothing Group, a manufacturer of men's tailored clothing, and from December 1994 through December 1995 served as Plaid Clothing Group's Chief Executive Officer. From 1979 to 1988, he was Chairman and Chief Executive Officer of Neiman Marcus. In addition to Plaid Clothing Group, he is a director of Zale Corporation and XcelleNet, Inc.

    KARL W. MICHNER, age 48, has been a director since 1989. He is Senior Executive Vice President of the Corporation and President of the Corporation's Menswear Group.

    ALAN D. MILLER, age 43, has been a director since 1993. He is Chairman, President and Chief Executive Officer of the Corporation. From February 1993 to April 1995, he was President of the Corporation's Footwear Group. From February 1991 through February 1993, he served as President of the Corporation's Bakers/Leeds/Precis store group. From 1987 to February 1991, he was President of the Corporation's 5-7-9 Shops apparel chain.

    ALAN A. SACHS, age 49, has been a director since 1990. He is Executive Vice President, General Counsel and Secretary of the Corporation.

    CRAIG D. SCHNUCK, age 48, has been a director since 1990. He is Chairman of the Board and Chief Executive Officer of Schnuck Markets, which operates 90 supermarkets in the Midwest. He is a director of Mercantile Bancorporation Inc. and General American Life Insurance Company.

    Messrs. Cooper, P. Edison, Michner, Miller and Sachs were serving as executive officers of the Corporation in November 1995 when the Corporation filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Brown was Chief Executive Officer of Color Tile, Inc. in January 1996 when Color Tile filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Marcus was Chief Executive Officer of Plaid Clothing Group in July 1995 when Plaid Clothing Group filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

           ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Audit Committee of the Board has responsibility for evaluating the internal control and audit procedures of the Corporation. The Committee recommends annually to the entire Board of Directors a firm of independent accountants to audit the financial statements of the Corporation, reviews the audit program with the firm selected and reviews reports and recommendations of the auditors. In addition, the Audit Committee reviews in advance the non-audit services that may be provided by the independent accountants during the year, including the effect that performing such services might have on audit independence, approves guidelines, including dollar limits, for such non-audit services and reviews the services performed to see that they are consistent with its guidelines. The Audit Committee consists of Julian I. Edison, Jane Evans and Craig D. Schnuck.

    The Compensation Committee of the Board determines the compensation of all executives of the Corporation, except as indicated in the next sentence. A Special Compensation Subcommittee of the Compensation Committee has exclusive authority to determine the compensation of the Chairman and President of the Corporation, to administer the Corporation's 1986 and 1992 Stock Option Plans with respect to all persons who are members of the Board and/or officers of the Corporation (as the term ``officers'' is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended), to make certain other determinations under the 1986 Stock Option Plan, and to administer the

Corporation's Executive Performance-Based Bonus Plan. The Compensation Committee is comprised of Julian I. Edison, Jane Evans and Craig D. Schnuck. The Special Compensation Subcommittee consists of Jane Evans and Craig D. Schnuck.

    The Board does not have a separate Nominating Committee.

    Directors who are employees of the Corporation receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Corporation receive an annual retainer of $17,500, and $1,200 for participation in each Board meeting and $1,000 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

    The Corporation has a non-qualified retirement plan for outside directors. Under this plan, outside directors (other than those who were employees of the Corporation and are eligible for benefits under the Corporation's pension plan) who attain age 70 and have at least five years of continuous Board service are entitled upon retirement from the Board to an annual benefit equal to the annual retainer being paid at that time to the Corporation's directors. The appropriateness and effectiveness of this program will be reevaluated by the Board during 1996.

    During the 53 weeks ended February 3, 1996, there were nine meetings of the Board of Directors, two of the Audit Committee and four of the Compensation Committee. All incumbent directors attended at least 75% of the total of all Board meetings and all meetings of committees of which they were members.

                       SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number and percentage of outstanding shares of the Corporation's common stock beneficially owned as of March 1, 1996 by (i) each current director and nominee for director, (ii) the persons named in the Summary Compensation Table on page 5, and (iii) all current directors and executive officers of the Corporation as a group.

                                       Amount and Nature
     Name of                             of Beneficial           Percent
     Beneficial Owner                Ownership<F1><F2><F3>     of Class<F4>
     ----------------------------    ---------------------     ------------

     Bart A. Brown, Jr.                           --                 --

     David B. Cooper, Jr.                     13,310                 --

     Julian I. Edison                        817,238                3.6%

     Peter A. Edison                         317,282                1.4%

     Jane Evans                                  100                 --

     Michael H. Freund                       209,674                 --

     Richard C. Marcus                            --                 --

     Karl W. Michner                          56,340                 --

     Alan D. Miller                          107,092<F5>             --

     Andrew E. Newman                        718,375<F6>            3.2%

     Eric P. Newman                        1,580,852<F6>            7.0%

     Alan A. Sachs                            38,445                 --

     Craig D. Schnuck                          1,000                 --

     Martin Sneider                           77,840                 --

     All current directors and
     executive officers
     as a group                            3,622,704<F7>           16.0%

<F1> Sole voting and dispositive power, except for the following shares as to which the named individual has shared voting and dispositive power: Peter
     A. Edison, 242,274 shares; Michael H. Freund, 175,017 shares; Andrew E. Newman, 496,741 shares; Eric P. Newman, 1,399,105 shares; and Martin Sneider, 30 shares.

<F2> Includes shares which were not owned by the named individual or group member as of March 1, 1996, but which such individual or group member could acquire on or before April 30, 1996 under options granted pursuant to the Corporation's 1986 Stock Option Plan and/or 1992 Stock Option Plan, as follows: David B. Cooper, Jr., 13,310 shares; Peter A. Edison, 15,307 shares; Michael H. Freund, 9,316 shares; Karl W. Michner, 35,107 shares; Alan D. Miller, 45,589 shares; Alan A. Sachs, 24,125 shares; and all current directors and executive officers as a group, 251,235 shares.


                                       3


<F3> Includes shares allocated to the account of the named individual or group member under the Edison Brothers Stores Savings Plan, as follows: Michael
     H. Freund, 180 shares; Karl W. Michner, 391 shares; Alan D. Miller, 387 shares; Andrew E. Newman, 449 shares; Alan A. Sachs, 360 shares; Martin Sneider, 471 shares; and all current directors and executive officers as a group, 4,367 shares.

<F4> Percentages are calculated based on the number of shares deemed outstanding under applicable Securities and Exchange Commission rules as of March 1, 1996. Only percentages of beneficial ownership of 1% or more are shown.

<F5> Includes 50,000 shares of restricted stock granted in 1995.

<F6> Includes 444,205 shares held in trust, with Andrew E. Newman and Eric P.
     Newman among those sharing voting and dispositive power as to such shares.

<F7> When ownership of the same shares is attributable to more than one person, any duplication is eliminated in the total set forth.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the number and percentage of outstanding shares of the Corporation's common stock beneficially owned as of March 1, 1996 (except as otherwise noted) by each person known by management to be the beneficial owner of more than 5% of the outstanding common stock (except for one individual who is a director of the Corporation, as to whom such information is set forth at page 3 above).

                                                                                Percent
     Name and Address                         Amount and Nature                   of
     of Beneficial Owner                   of Beneficial Ownership             Class<F1>
     --------------------------            -----------------------            ----------

     Georges Marciano                         1,510,700<F2>                        6.7%
     Georges Marciano Trust
     9465 Wilshire Boulevard
     Beverly Hills, CA 90210

     Bernard Edison                           1,298,814<F3>                        5.8%
     501 North Broadway
     St. Louis, MO 63102

<F1> Percentages are calculated based on the number of shares deemed outstanding under applicable Securities and Exchange Commission rules as of March 1, 1996.

<F2> The information presented is derived from Schedule 13D (Amendment No. 1)
     dated March 14, 1996 with respect to beneficial ownership of common stock of the Corporation as of March 13, 1996. The Georges Marciano Trust (the ``Trust'') is the direct beneficial owner of all of the shares and has sole voting and dispositive power with respect to the shares owned by it. Georges Marciano is the sole trustee of the Trust and has sole voting and dispositive power with respect to the shares owned by the Trust.

<F3> Includes 1,186,374 shares the ownership of which is also attributable to one or more directors.

     In addition to those shares listed above and the shares attributable to directors of the Corporation, the widows, descendants, spouses of descendants and widows of descendants of the five Edison brothers who founded Edison Brothers Stores, Inc. have economic ownership of, are economic beneficiaries of, or are fiduciaries of trusts, estates or not-for-profit corporations holding (after the elimination of duplications) approximately 1,033,517 shares of the common stock of the Corporation, or 4.6% of the outstanding shares. Data as to such ownership is provided for information purposes only and shall not be deemed to imply that such individuals are acting as a ``group'' as such term is used in the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

                            EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to each of the five most highly compensated executive officers and two former executive officers of the Corporation (the ``named executive officers'') for services rendered to the Corporation and its subsidiaries for the last three fiscal years.

                                               SUMMARY COMPENSATION TABLE

                                              Annual Compensation                 Long Term Compensation
                                      ----------------------------------   -------------------------------------
                                                                                            Stock        Long-
                                                                           Restricted      Options       Term
                                                                Other        Common        Granted     Incentive
                              Fiscal                           Annual        Stock       (Number of      Plan          All Other
Name and Principal Position    Year   Salary<F1>     Bonus  Compensation    Award(s)     Shares)<F2>    Payouts     Compensation<F3>
- ---------------------------   ------  ----------     -----  ------------   ----------    -----------   ---------    ----------------

Alan D. Miller                 1995   $  433,333       --        --        $637,500<F4>     45,000         --          $      529
  Chairman, President and      1994      339,167       --        --              --         11,000         --                 829
  Chief Executive Officer      1993      279,168       --        --              --             --         --               1,838

Karl W. Michner                1995      347,167       --        --              --         23,500         --                 517
  Senior Executive Vice        1994      333,000       --        --              --         11,000         --                 899
  President and President      1993      328,835       --        --              --             --         --               2,182
  of the Corporation's
  Menswear Group

David B. Cooper, Jr.           1995      316,666       --        --              --         20,000         --                  --
  Executive Vice President     1994       81,818<F5>   --        --              --         10,000         --              50,000
  and Chief Financial          1993           --       --        --              --             --         --                  --
  Officer

Alan A. Sachs                  1995      282,333       --        --              --         16,500         --                 533
  Executive Vice President,    1994      269,000       --        --              --          7,000         --                 795
  General Counsel and          1993      266,500       --        --              --             --         --               1,877
  Secretary

Peter A. Edison                1995      231,667       --        --              --         14,400         --                  --
  Senior Executive Vice        1994      158,833       --        --              --          4,000         --                  --
  President and Director       1993      151,333       --        --              --             --         --                  --
  of Corporate Development

Andrew E. Newman               1995      320,000       --        --              --             --         --             542,072
  Former Chairman              1994      891,667       --        --              --        200,000<F6>     --                 899
  of the Board                 1993    1,014,589       --        --              --             --         --           3,231,940

Martin Sneider                 1995      320,000       --        --              --             --         --             594,770
  Former President             1994      891,667       --        --              --        200,000<F6>     --                 899
                               1993    1,014,589       --        --              --             --         --           3,449,809

<F1> Includes all amounts contributed by the named individuals to the Edison
     Brothers Stores Savings Plan. The Savings Plan is available to all employees of the Corporation who have attained the age of 21 and completed one year of service. An employee may elect to contribute, through payroll deduction, up to 15% of his or her annual cash compensation (subject to certain limitations imposed by the Internal Revenue Code). Income tax is deferred on all amounts contributed by the employee pursuant to Section 401(k) of the Internal Revenue Code. The Corporation contributes, on a matching basis, between 10% and 50% of the first 6% of compensation contributed by the employee. The amount of the Corporation's matching contribution is determined each year based upon the return on stockholders' equity achieved by the Corporation in the prior year.

<F2> The number of shares, along with the exercise price, of each option was subsequently adjusted, pursuant to the terms of the Corporation's 1992 Stock Option Plan, to reflect the June 1995 spin-off by the Corporation of its stock in Dave & Buster's, Inc. (See Note 1 on page 6.)

<F3> Except as indicated below, the amounts shown were the amounts contributed by the Corporation to the Edison Brothers Stores Savings Plan for the accounts of these named individuals during such fiscal year. (See Note 1 above.) The amount shown for Mr. Cooper for 1994 was a lump sum hiring bonus paid upon his commencement of employment with the Corporation. The amounts shown for Messrs. Newman and Sneider for 1993 were comprised of two elements: (a) amounts contributed by the Corporation to the Edison Brothers Stores Savings Plan for their accounts ($2,182 and $2,182, respectively), and (b) lump sum payments made to these individuals representing the discounted value of their accrued benefits under the Corporation's Pension Restoration Plan for service to the Corporation through December 31, 1993. The amounts shown for Messrs. Newman and Sneider for 1995 were comprised of two elements: (a) amounts contributed by the Corporation to the Edison Brothers Stores Savings Plan for their accounts ($450 and $450, respectively), and (b) lump sum payments made to these individuals representing the discounted value of their accrued benefits under the Corporation's Pension Restoration Plan for service to the Corporation for the period January 1, 1994 through April 30, 1995.

                                       5


<F4> Reflects the grant on May 11, 1995 of 50,000 shares of common stock of the
     Corporation, with the aggregate value based on the closing price of the Corporation's common stock on the date of grant. As of the end of the 1995 fiscal year, Mr. Miller held a total of 50,000 restricted shares of common stock of the Corporation, having an aggregate value of $81,250 based on the closing price of the Corporation's common stock as of the end of such fiscal year. Under the terms of the 1995 grant, the shares will vest in 10,000 share increments on May 13, 1996, May 20, 1997, May 27, 1998, June 3, 1999 and June 12, 2000, subject to certain forfeiture and acceleration provisions. Dividends (if any) are paid on these restricted shares at the same time and at the same rate as dividends are paid to stockholders generally.

<F5> Commenced employment with the Corporation on October 24, 1994.

<F6> In connection with the announced retirement of Messrs. Newman and Sneider from their respective positions as Chairman of the Board and President, these options were canceled in February 1995.

                                 STOCK OPTIONS

    The following table provides information with respect to the grant of stock options during the 1995 fiscal year to each of the named executive officers.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable Value at
                                                                                                  Assumed Annual Rates of
                               Individual Grants<F1>                                   Stock Price Appreciation for Option Term<F2>
- ----------------------------------------------------------------------------------    ----------------------------------------------
                          Number of        % of Total
                          Securities      Options/SARs      Exercise
                          Underlying       Granted to       or Base
                         Options/SARs     Employees in       Price      Expiration
      Name               Granted (#)     Fiscal Year<F3>     ($/sh)        Date            0%($)            5%($)          10%($)
- --------------------     ------------    ---------------    --------    ----------         -----            -----          ------
Alan D. Miller              45,000             8.0%          $14.81       2/21/05           $0             $419,124       $1,062,148

Karl W. Michner             23,500             4.2%           14.81       2/21/05            0              218,876          554,667

David B. Cooper, Jr.        20,000             3.6%           14.81       2/21/05            0              186,278          472,066

Alan A. Sachs               16,500             2.9%           14.81       2/21/05            0              153,679          389,454

Peter A. Edison             14,400             2.6%           14.81       2/21/05            0              134,120          339,887

Andrew E. Newman                --              --               --         --               --              --              --

Martin Sneider                  --              --               --         --               --              --              --

<F1> All options granted to the named executive officers were granted on
     February 21, 1995, at an exercise price equal to the fair market value of the Corporation's common stock on the date of grant. The number of shares subject to each option and the exercise price were subsequently adjusted to take account of the June 1995 spin-off by the Corporation of its stock in Dave & Buster's, Inc. As a result of such adjustment--which was calculated so that each option would have the same intrinsic value, based on its relationship to the market price of the Corporation's common stock, immediately after the spin-off as it had immediately before--the number of shares subject to each option was increased by 33.1% and the exercise price was reduced by 24.9%. The options were granted under the Corporation's 1992 Stock Option Plan, the terms of which permit an optionee to pay for option stock with cash, with shares of the Corporation's stock they already own, with proceeds from the immediate sale of stock acquired by exercise of the option (a ``cashless'' exercise), by the withholding of a portion of the shares otherwise to be received upon exercise, or by any combination of the foregoing. The options become exercisable in installments of 25% of the total grant on each of the first through fourth anniversaries of the grant date, subject to acceleration upon termination of employment by reason of death, disability or retirement, or in the event of a change in control of the Corporation. The options cease to be exercisable ten years after the date of grant, or sooner if the optionee's employment terminates.

<F2> The amounts shown under the 5% and 10% columns in this table are the result of calculations at the assumed rates of stock price appreciation required by the Securities and Exchange Commission's rules. There can be no assurance that the values shown will be attained. As of April 22, 1996, the closing price of the Corporation's common stock on the New York Stock Exchange was $1.75 per share. Unless the stock price increases to a level above the exercise price of the options, the options will have zero value.

<F3> Based on options for 562,450 shares granted to 830 employees.

    The following table provides information with respect to stock option exercises during the 1995 fiscal year by the named executive officers and the value of such officers' unexercised options as of the end of the fiscal year.

                                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                      Number of Securities                Value of Unexercised
                                                                     Underlying Unexercised                   In-the-Money
                                                                     Options/SARs at Fiscal              Options/SARs at Fiscal
                                                                         Year-End(#)<F1>                     Year-End($)<F2>
                         Shares Acquired                         -------------------------------     -------------------------------
Name                      on Exercise(#)    Value Realized($)    Exercisable       Unexercisable     Exercisable       Unexercisable
- ----                     ---------------    -----------------    -----------       -------------     -----------       -------------
Alan D. Miller                  --                  --              26,954             70,882             $0                $0

Karl W. Michner                 --                  --              23,627             42,263              0                 0

David B. Cooper, Jr.            --                  --               6,655             33,278              0                 0

Alan A. Sachs                   --                  --              16,306             28,952              0                 0

Peter A. Edison                 --                  --               9,318             22,628              0                 0

Andrew E. Newman                --                  --              --                     --             --                --

Martin Sneider                  --                  --              --                     --             --                --

<F1> The number of shares is as adjusted to reflect the June 1995 spin-off by the Corporation of its stock in Dave & Buster's, Inc. (See Note 1 on page
     6.)

<F2> Aggregate value based on the average of the high and low selling prices of the Corporation's common stock on the last trading day of the fiscal year less the exercise price.

           EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    In September 1995, in order to assure the Corporation of the continued availability of the services of its key executives, the Corporation entered into employment agreements with certain of its officers, including each of the named executive officers (other than Messrs. Newman and Sneider). The agreements between the Corporation and the named executive officers provide for a two-year term of employment, ending on September 17, 1997, subject to extension by mutual agreement. In addition to salary and benefits, the agreements each provide for a lump sum cash bonus equal to four times the executive's monthly base salary, payable on September 17, 1997. This ``retention'' bonus, intended as an incentive for the executive to remain with the Corporation, is payable only if the executive is still in the Corporation's employ on the payment date (subject to the executive's right to receive a prorata portion of the bonus if terminated without cause less than six months before the payment date). If there occurs a ``change in control'' of the Corporation, as defined in the agreements, the employment term is extended for a period ending either three years, in the case of Alan Miller, or two years, in the case of the other named executive officers, after the date of occurrence of the change in control. If, within the term of the agreement, the executive's employment is terminated by the Corporation other than for cause or is terminated by the executive for ``good reason'' (which, prior to a change in control, would be limited to a reduction in salary, and following a change in control would include a reduction in salary, material change in benefits, diminution in duties or mandatory geographic transfer), the executive will be entitled to a lump sum payment equal to (i) the executive's monthly salary at the highest rate in effect at any time between the contract date and the date of termination of employment, multiplied by (ii) the greater of (a) twelve or
(b) the number of months remaining under the agreement. Further, in the event of termination without cause or for ``good reason,'' the Corporation is to maintain for the executive's continued benefit for the longer of the unexpired term of the agreement or twelve months from the date of termination (or until the executive commences full-time employment with a new employer, if earlier) all life insurance, health and disability plans in which the executive was entitled to participate immediately prior to the termination of the executive's employment (or, alternatively, provide benefits substantially similar to those which the executive would otherwise have been entitled to receive under such plans). In addition, the Corporation is to pay to the executive (or the executive's beneficiary upon his or her death) an amount equal to the benefits the executive would have been entitled to receive under the Edison Brothers Stores Pension Plan and any supplemental or successor plans then in effect had the executive remained employed by the Corporation through the term of the agreement less the benefits actually payable to the executive under such plans, such amount to be determined, and payment thereof to commence, in accordance with the provisions of such plans. If a change in control occurs after the term of the agreement but at a time when the executive is still employed by the Corporation, and the executive's employment is then terminated by the Corporation without cause or by the executive for ``good reason'' within three years, in the case of Alan Miller, or two years, in the case of the other named executive officers, after the occurrence of such change in control, the executive will also be entitled to the payments and benefits described above. The agreement further provides that if any payments or benefits payable by the Corporation to the executive pursuant to the agreement or any other agreement or arrangement of the Corporation are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor or comparable tax, the Corporation will pay the executive an additional amount so that the net amount actually retained by the executive after payment of the excise tax is the same amount which would have been retained if no such excise tax had been imposed. Legal fees or other expenses incurred by the executive to enforce his or her rights under the agreement are to be reimbursed by the Corporation if the executive prevails on such claim.

                               RETIREMENT PLANS

    The Corporation maintains a Pension Plan for itself and certain of its subsidiaries under which participation begins when a regular employee has attained the age of 21 and completed one year of service. Vesting of rights to a pension occurs upon the completion of five years of service.

    Retirement benefits are based on a participant's average annual compensation during the highest five consecutive calendar years of compensation within the last fifteen years of credited service prior to retirement. Compensation includes all salary, bonuses and commissions, but does not include distributions under any stock option plan. For years after 1993, compensation and average compensation for determining retirement benefits is limited to $150,000, subject to annual adjustments for changes in the cost of living.

    Annual retirement benefits at age 65 are equal to 0.9% of such average annual compensation, plus 0.6% of such average annual compensation in excess of a breakpoint, all multiplied by years of credited service (not exceeding 30). The breakpoint, which is specified by law, is an amount equal to the average of the maximum wages subject to Social Security taxes during the 35-year period ending in the year prior to a participant's Social Security retirement date. If retirement occurs prior to age 65, benefits may be reduced to reflect the earlier payment date. Benefits may also be reduced if survivor benefits are to be paid to an eligible spouse, based on age differentials.

    The Pension Plan contains provisions designed to protect its assets in the event of a potential change in control of the Corporation. Under these provisions, if the Pension Plan is terminated within ten years following such a potential change in control (as therein defined), the accrued retirement benefits of all employees who were participants in the Pension Plan during that ten-year period will be nonforfeitable, and will be increased in the aggregate by an amount equal to the excess of the value of the assets then in the Pension Plan over the then-present value of such accrued retirement benefits.

    For some individuals, the amounts payable under the Pension Plan are limited by certain provisions of the Internal Revenue Code. The Corporation has adopted an unfunded excess benefits plan (``Pension Restoration Plan'') to pay out of its general assets to designated employees that portion of the benefits that would otherwise be payable to them under the Pension Plan were it not for such limitations.

    For eligible employees reaching the age of 65 during 1996 and retiring during that year, the following are the approximate total annual retirement benefits payable under the Pension Plan and the Pension Restoration Plan based on their average annual compensation as outlined above and their years of service:

                              PENSION PLAN TABLE
                               Years of Service

Remuneration         15           20           25           30           35
- -------------     --------     --------     --------     --------     --------
$ 50,000          $  8,916     $ 11,884     $ 14,860     $ 17,832     $ 17,832

 100,000            20,167       26,889       33,612       40,334       40,334

 200,000            42,667       56,889       71,112       85,334       85,334

 400,000            87,667      116,889      146,112      175,334      175,334

 600,000           132,667      176,889      221,112      265,334      265,334

 800,000           177,667      236,889      296,112      355,334      355,334

     The preceding table is based on the assumption that the employee was subject to the maximum aggregate social security tax during each year of his employment. The benefits shown are in the form of a single life annuity to the participant.

    As of February 3, 1996, the years of credited service under the Pension Plan for each of the named executive officers were as follows: Alan D. Miller, 17; Karl W. Michner, 22; David B. Cooper, Jr., 0; Alan A. Sachs, 9; Peter A. Edison, 13; Andrew E. Newman, 22; and Martin Sneider, 24.

    In January 1994, Andrew E. Newman and Martin Sneider received from the Corporation lump sum payments representing the value of the benefits to which they would have been entitled under the terms of the Pension Restoration Plan assuming they had terminated their employment with the Corporation as of December 31, 1993. These payments were made to Messrs. Newman and Sneider on the condition that they relinquish all rights to any payments which they would otherwise thereafter be entitled to receive under the Pension Restoration Plan as respects their service with the Corporation through December 31, 1993. On May 1, 1995, in connection with their retirement from their respective positions as Chairman of the Board and President, Messrs. Newman and Sneider received from the Corporation lump sum payments representing the value of the benefits to which they would ultimately have been entitled under the terms of the Pension Restoration Plan with respect to their service to the Corporation for the period January 1, 1994 through April 30, 1995, in satisfaction of all rights to such benefits and in consideration of their disclaiming all rights to any additional payments under the Pension Restoration Plan as respects their service with the Corporation beyond April 30, 1995.

                     REPORT OF THE COMPENSATION COMMITTEE

    The following report discusses the compensation policies applied by the Compensation Committee of the Board of Directors and by its Special Compensation Subcommittee in performing their respective compensation functions as related to the Corporation's executive officers. The use of the word ``committee'' in the following report refers to the Committee and/or the Subcommittee as appropriate.

COMPENSATION PHILOSOPHY

    The principal objectives of the Corporation's executive compensation program are to:

    (1) Attract, motivate and retain highly qualified managers;

    (2) Reward individual executives for their contributions to the attainment of the Corporation's financial and strategic goals; and

    (3) Align the interests of its executives with those of the shareholders.

    In late 1993, the Corporation retained a professional compensation consultant to review the Corporation's executive compensation program. Based on the consultant's recommendations, in 1994 the Corporation restructured its compensation program for its executive officers to more closely tie pay to performance. It froze or dampened the rate of growth of base salaries; introduced a variable cash compensation component in the form of an annual performance-based bonus plan; and increased the frequency and amount of stock options granted. That program was carried forward in 1995.

SALARY

    Each executive's base salary was reviewed at the end of the prior fiscal year. In determining individual salaries for 1995, within the framework of the restructured compensation program described above, the committee considered the recent financial performance of the Corporation, the particular executive's position and scope of responsibilities, his or her individual performance and achievements during the prior year (including separate divisional results, as appropriate, and the accomplishment of or progress towards identified managerial or strategic objectives and personal development goals), as well as the executive's knowledge, experience, capabilities, and prospective future contributions. There was no set weighting of these variables in determining individual salaries.

ANNUAL CASH BONUS

    The Edison Brothers Stores, Inc. Executive Performance-Based Bonus Plan was adopted in early 1994. Administered by the Special Compensation Subcommittee, the Plan provides for an aggregate annual bonus pool contingent on the Corporation's attainment of certain financial goals established by the Subcommittee. Each executive selected by the Subcommittee to participate is assigned a target bonus award, expressed as a percentage of the participant's base salary. For 1995, since the Corporation did not attain the financial goals set by the Subcommittee, no participant received any payment under the plan.

STOCK OPTIONS

    The committee believes that the stock option program is the long-term compensation vehicle that best aligns the interests of management with those of the shareholders. Since options gain value only to the extent that the Corporation's stock price exceeds the option exercise price, the benefits accruing to management through stock options are directly tied to how well management creates increased value for the shareholders. This encourages a continuing management focus on increasing profitability and shareholder value.

    As part of the compensation program described above, options were granted to all executive officers in 1995. The number of options granted to each officer was determined by taking a specified percentage of such officer's base salary (which percentage varied according to the individual's position and responsibilities) and dividing that amount by the fair market value per share of the Corporation's common stock on the date of grant.

EMPLOYMENT AGREEMENTS

    In September 1995, the Committee authorized the Corporation to enter into employment agreements with certain of its key executives. In the Committee's judgment, it was important during this period of uncertainty that these executives remain in the Corporation's employ. The agreements are described in detail in the section entitled ``Employment Agreements and Change in Control Arrangements'' on pages 7-8.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation has sought to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m).

1995 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In early 1995, the then-current Chairman and President retired from their respective positions and Alan D. Miller was elected to both offices. In determining Mr. Miller's compensation as the new Chairman, President and Chief Executive Officer, the Special Compensation Subcommittee used the same criteria described in the Salary, Annual Cash Bonus and Stock Options sections above. The Subcommittee also took into account the fact that the two top positions were being consolidated into one. Based on these factors (without any specific weighting among them), the Subcommittee established a base salary for Mr. Miller of $450,000. The Subcommittee granted Mr. Miller a stock option covering 45,000 shares of the Corporation's common stock, in accordance with the stock option program described above, and also granted Mr. Miller 50,000 shares of restricted common stock to vest over an approximate five-year period, in furtherance of the objectives of the executive compensation program as set forth above.

COMPENSATION COMMITTEE                     SPECIAL COMPENSATION SUBCOMMITTEE

  Julian I. Edison                           Jane Evans
  Jane Evans                                 Craig D. Schnuck
  Craig D. Schnuck

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

    Julian I. Edison, who, during the last fiscal year, was a member of the Compensation Committee, is a former officer and employee of the Corporation.

                            STOCK PRICE PERFORMANCE

    The following graph compares the cumulative total return to shareholders on the Corporation's common stock for the last five fiscal years and the three preceding years with the cumulative total return of the Standard & Poor's Retail Stores Index and the Standard & Poor's 500 Stock Index. The graph assumes a $100 investment in the Corporation's common stock and each index on February 1, 1991 (the last trading day of the Corporation's 1990 fiscal year) and the reinvestment of all dividends. The graph includes the distribution by the Corporation to its shareholders of the common stock owned by the Corporation in its former Dave & Buster's, Inc. subsidiary, based on the assumption that the shares of Dave & Buster's received in the distribution were sold on June 29, 1995, the effective date of the distribution, and the proceeds immediately reinvested in shares of the Corporation's common stock.



                  COMPARISON OF FIVE-YEAR CUMULTIVE TOTAL RETURNS

                                    [GRAPH]

                       1987       1988       1989       1990       1991       1992       1993       1994       1995
                       ----       ----       ----       ----       ----       ----       ----       ----       ----
Edison Brothers        38.3       58.3       94.7       100.0      120.5      166.4      110.5       48.7        8.4

S&P Retail             55.5       74.2       85.2       100.0      139.7      166.7      160.9      149.0      160.6

S&P 500                67.3       80.7       92.3       100.0      122.6      135.6      153.0      153.8      213.2

                 TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

    In June 1994, the Corporation purchased from Race Rock, Inc., a corporation wholly-owned by Robert B. Moore, certain of its assets, including its ``Race Rock'' motorsports themed restaurant concept and related intellectual and personal property, for a purchase price of $1,373,000, plus certain contingent future payments. It was the intention of the Corporation at that time to develop the restaurant concept into a national chain. In early 1995, the Corporation determined not to proceed with development of the concept, and in July 1995, the Corporation sold the concept and related assets, including certain real property in Orlando, Florida that had been purchased in the interim as a potential site for a Race Rock restaurant, to Race Rock Holdings, Inc. (``Holdings''), a corporation owned jointly by Mr. Moore and Andrew E. Newman, a director of Edison Brothers. At the time of the sale, Race Rock had no revenues or earnings. The sale price consisted of (a) cash in the amount of $5,066,903, (b) 180,000 shares of Holdings' non-voting Class A common stock and
(c) a warrant to purchase an additional 420,000 shares of Holdings' Class A common stock at $2 per share at any time prior to the third anniversary of the closing date. The sale price was intended to be approximately equal to the Corporation's net investment in the Race Rock assets and concept as of the date of sale.

                          FILINGS UNDER SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Corporation and any persons owning more than ten percent of the Corporation's common stock to report their ownership of the Corporation's common stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on its review of the reports filed by such persons, and on written representations by certain of such persons that no reports on Form 5 were required to be filed by them, the Corporation believes that all Section 16(a) reporting requirements for its 1995 fiscal year were complied with by its officers, directors and greater than ten percent shareholders, except that one report on Form 4, covering one transaction, was filed late by Paul Eisen, an officer of the Corporation, two reports on Form 4, covering three transactions, were filed late by Les Wagner, an officer of the Corporation, and two reports on Form 4, covering two transactions, were filed late by Peter Edison, an officer and director of the Corporation.

                          1997 STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the Corporation's proxy statement for the annual meeting of stockholders to be held in 1997, all stockholder proposals must be received by the Secretary of the Corporation on or before January 2, 1997.

                            ADDITIONAL INFORMATION

    Ernst & Young (including its predecessors) has served continuously as the Corporation's independent auditor since 1929. Representatives of Ernst & Young are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

    It is expected that the Audit Committee, at its meeting to be held on June 12, 1996, will recommend, and that the Board of Directors will approve, the reappointment of Ernst & Young as independent auditor for the Corporation for the 1996 fiscal year.

    The Corporation's Annual Report including financial statements for the 53 weeks ended February 3, 1996 is simultaneously herewith being mailed to all holders of common stock of record as of April 17, 1996, the record date for the determination of stockholders entitled to vote at the annual meeting.

    THE CORPORATION WILL FURNISH WITHOUT CHARGE A COPY OF ITS MOST RECENT FORM 10-K REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES MAKING A WRITTEN REQUEST THEREFOR ADDRESSED TO THE SECRETARY, EDISON BROTHERS STORES, INC., P.O. BOX 14020, ST. LOUIS, MISSOURI 63178.

                                                   EDISON BROTHERS STORES, INC.

                                                          Alan A. Sachs
                                                            Secretary

Dated: May 2, 1996

                          EDISON BROTHERS STORES INC.

                                                         May 2, 1996

           Dear Stockholder:

               The annual meeting of stockholders of Edison Brothers Stores, Inc. will be held at The Hilton-St. Louis Airport, 10330 Natural Bridge Road, St. Louis, Missouri, at 11:00 A.M. on Wednesday, June 12, 1996. At the meeting, stockholders will elect ten directors. The Board has nominated two new outside directors, Bart A. Brown, Jr. and Richard C. Marcus. Four members of the current Board, Michael H. Freund, Andrew E. Newman, Eric P. Newman and Martin Sneider, have decided not to stand for re-election.

               It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
- -------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED FOR ITEM 1.






                                  Dated: ________________________________, 1996

                                  ---------------------------------------------

                                  ---------------------------------------------
                                            (Signature of Stockholder)
                                  (Please sign exactly as name appears at left)

                  PLEASE SIGN AND RETURN THIS PROXY PROMPTLY

                    PLEASE DETACH PROXY HERE, SIGN AND MAIL

- -------------------------------------------------------------------------------

               EDISON BROTHERS STORES, INC. 1996 ANNUAL MEETING

                     PROXY SOLICITED BY BOARD OF DIRECTORS

    The undersigned stockholder of Edison Brothers Stores, Inc. hereby appoints PETER A. EDISON, KARL W. MICHNER and ALAN D. MILLER, and each of them, as proxies of the undersigned, with power of substitution in each, to vote at the annual meeting of stockholders of the Corporation to be held at The Hilton-St. Louis Airport, 10330 Natural Bridge Road, St. Louis, Missouri, on June 12, 1996 at 11 o'clock A.M., and at any adjournments thereof, all shares held of record by the undersigned as of April 17, 1996 in the manner designated as to the following matter, and in their discretion as to such other matters as may properly arise:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

    1. Election of Directors

          Nominees: B.A. Brown, Jr., D.B. Cooper, Jr., J.I. Edison, P.A. Edison,
                    J. Evans, R.C. Marcus, K.W. Michner, A.D. Miller,
                    A.A. Sachs, C.D. Schnuck

       / /  FOR all nominees listed above         / / WITHHOLD AUTHORITY to vote
            (except as marked to the contrary         for all nominees listed
            below)                                    above

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

     ---------------------------------------------------------------------

                                   APPENDIX

    Page 11 of the printed proxy contains a stock price performance graph. The information contained in the graph is depicted in the table that immediately follows the graph.